EXHIBIT 5.1
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                             HOLLEB & COFF

                           ATTORNEYS AT LAW

                         55 EAST MONROE STREET
                              SUITE 4100
                     CHICAGO, ILLINOIS 60603-5896
                            (312) 807-4600
                       TELECOPIER (312) 807-3900


                       OPINION OF HOLLEB & COFF


                    <Strikeout>April 9,</Strikeout>
                             June 2,     1999



Sunrise Technologies International, Inc.
3400 West Warren Avenue
Fremont, California 94538

Ladies and Gentlemen:

     We have acted as special counsel for Sunrise Technologies International, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") being filed by the Company under the Securities Act of 1933, as
amended, with respect to <Strikeout>8,229,290</Strikeout>    12,349,094
shares (the "Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"), which may be disposed of from time to time by the selling securityholders (the "Selling Securityholders") named therein.

     In connection with the preparation of the Registration Statement and this letter, we have examined, considered and relied solely upon the following documents (collectively, the "Documents"): the Registration Statement; the Company's Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware; Bylaws; a Certificate of Good Standing of the Company issued on <Strikeout>April
8</Strikeout>    June 1    , 1999 by the Secretary of State of the State of
Delaware; the forms of U.S. Note and Warrant Purchase Agreements and Offshore Note and Warrant Purchase Agreements between certain of the Selling Securityholders and the Company (collectively, the "1997 Warrant Agreement"); the forms of Subscription Books utilized by certain of the Selling Securityholders in connection with their acquisition of restricted shares of Common Stock in 1998 (collectively, the "Subscription Book"); the forms of U.S. Note and Warrant Purchase Agreements between certain of the Selling Securityholders and the Company (collectively, the "1998 Warrant Agreement"); the forms of Warrants between certain of the Selling Securityholders and the Company (collectively, the "1999 Warrant"); certain minutes of the meetings of the Company's Board of Directors; a certificate of the Company's president; and such matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

     In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and the veracity of the Documents. As to questions of fact material to the opinions hereinafter expressed, we have relied upon the representations and warranties of the Company made in the Documents. We would call your attention to the fact that Eric M. Fogel, a partner of this law firm, also acts as the Secretary of the Company and certain of our firm's partners, including Mr. Fogel, own shares of the Company's Common Stock.

Sunrise Technologies International, Inc.
June 2, 1999
Page 2




     Based solely upon and subject to the Documents, and subject to the qualification set forth below, we are of the opinion that the Shares have been duly authorized and when the Shares have been duly delivered against payment therefor, as contemplated in the 1997 Warrant Agreement, the Subscription Book, the 1998 Warrant Agreement and the 1999 Warrant, the Shares will be validly issued, fully paid and non-assessable.

     Although we have acted as counsel to the Company in connection with certain other matters, our engagement is limited only to matters which have been specifically referred to us. Consequently, there may exist matters of a legal nature involving the Company in connection with which we have not been consulted and have not represented the Company. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

     This opinion is solely for the information of the addressee hereof and the purchasers of the Shares, and is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any governmental agency or other person without a prior written consent. Other than the addressee, the purchasers of the Shares and ChaseMellon Shareholder Services, L.L.C., no one is entitled to rely on this opinion.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.


                            Very truly yours,

                            /s/ Holleb & Coff
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                            HOLLEB & COFF


/ks